As filed with the Securities and Exchange Commission on December 22, 2008
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SPARTON CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-1054690
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2400 E. Ganson Street
Jackson, Michigan	49202
(Address of principal executive offices)	(Zip Code)
Sparton Corporation 401(k) Plan
(Full title of the plan)

Copy to:
Richard L. Langley	Robert T. Kendall III
President	Marcoux Allen P.C.
Sparton Corporation	145 South Jackson Street
2400 E. Ganson Street	Jackson, Michigan 49204
Jackson, Michigan 49202
(Name and address
of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

				Amount of
	Amount to be	Proposed maximum offering	Proposed maximum aggregate	registration
Title of securities to be registered	registered (1)	price per share (2)	offering price (2)	fee (2)

Common stock, par value $1.25 per share to be issued under the Sparton Corporation 401(k) Plan	500,000	$1.43	$715,000	$28

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock to be offered or sold pursuant to the above-named plans that may be issued as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Computed in accordance with Rules 457(h) under the Securities Act, solely for the purpose of calculating the total registration fee. The aggregate offering price and amount of registration fee have been computed based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on December 18, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by Sparton Corporation (the “Registrant”) and by the Sparton Corporation 401(k) Plan (the “Plan”) are incorporated by reference into this Registration Statement:
(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed on September 15, 2008;

(b)	the Plan’s Annual Report on Form 11-K for the fiscal year ended June 30, 2008;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed on November 7, 2008;

(d)	the Registrant’s Current Reports on Form 8-K filed on September 19, 2008, October 3, 2008, November 3, 2008, November 7, 2008, November 13, 2008, and November 26, 2008; and

(e)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or report filed for the purpose of updating such information.
In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all documents filed by the Plan pursuant to Section 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
The Registrant’s Code of Regulations provide that its directors, officers and employees are indemnified against expenses (including attorneys’ fees), judgments, decrees, fines, penalties and reasonable settlements, if it is determined that the person seeking indemnification was not and has not been adjudicated to have been negligent or guilty of misconduct in the performance of his or her duties, he or she acted in good faith and in what he or she reasonably believed to be in the best interests of the Registrant and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. The Code of Regulations also provide for the payment by the Registrant of expenses with respect to any pending or threatened action, suit or proceeding against an officer, director or employee in advance of final disposition, conditioned on the recipient’s undertaking to the Registrant that such advances will be repaid unless it shall ultimately be determined that he or she is entitled to be indemnified by the Registrant. The Code of Regulations of the Registrant provide that the right of indemnification granted under the Code of Regulations is not exclusive, as a result of which the Registrant may adopt individual indemnification agreements broader than that provided under Ohio law or the Registrant’s Code of Regulations or Bylaws. The Registrant maintains director and officer liability insurance for the benefit of its directors and officers and those of its wholly owned subsidiaries.
Ohio law also provides for the indemnification of directors, officers and employees of Ohio corporations. The Ohio General Corporation Law requires the indemnification of a director, officer, employee or agent if he or she has been successful on the merits or otherwise in the defense of any action, suit or proceeding, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit
No.	Description
4.1	Amended Articles of Incorporation of the Registrant were filed with Form 10-Q for the three-month period ended September 30, 2004, and are incorporated herein by reference.

4.2	Amended Code of Regulations of the Registrant were filed with Form 10-Q for the three-month period ended September 30, 2004, and are incorporated herein by reference.

4.3	Amended Bylaws of the Registrant were filed with Form 10-Q for the three-month period ended March 31, 2004, and are incorporated herein by reference.

23.1	Consent of BDO Seidman, LLP.

24.1	Powers of Attorney (included on the signature page).
The Registrant undertakes that it has submitted or will submit the Plan and any amendment potentially affecting the qualification thereof to the Internal Revenue Service (the “IRS”) for a determination on its tax-qualified status in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan described herein.

Item 9.	Undertakings.
1.	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
2.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jackson, State of Michigan, on the 19th day of December, 2008.

SPARTON CORPORATION
By:	/s/ Cary B. Wood
Cary B. Wood
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cary B. Wood, Richard L. Langley and Joseph S. Lerczak and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person and hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Cary B. Wood	Chief Executive Officer and Director (Principal	December 19, 2008

Cary B. Wood	Executive Officer)

/s/ Joseph S. Lerczak	Vice President, Chief Financial Officer, Treasurer	December 19, 2008

Joseph S. Lerczak	and Secretary (Principal Financial Officer and
Principal Accounting Officer)

/s/ David P. Molfenter	Chairman of the Board of Directors	December 19, 2008

David P. Molfenter

/s/ James N. DeBoer	Director	December 19, 2008

James N. DeBoer

/s/ James D. Fast	Director	December 19, 2008

James D. Fast

/s/ Joseph J. Hartnett	Director	December 19, 2008

Joseph J. Hartnett

Name	Title	Date

/s/ William I. Noecker	Director	December 19, 2008

William I. Noecker

/s/ Douglas R. Schrank	Director	December 19, 2008

Douglas R. Schrank

/s/ W. Peter Slusser	Director	December 19, 2008

W. Peter Slusser

/s/ Bradley O. Smith	Director	December 19, 2008

Bradley O. Smith

/s/ James R. Swartwout	Director	December 19, 2008

James R. Swartwout

/s/ Dr. Lydia J.-S. Yang	Director	December 19, 2008

Dr. Lydia J.-S. Yang

THE PLAN
Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Michigan, on December 19, 2008.

Sparton Corporation 401(k) Plan

By:	Sparton Corporation
Its:	Administrator

	By:	/s/ Cary B. Wood

Cary B. Wood
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
No.	Description

4.1	Amended Articles of Incorporation of the Registrant were filed with Form 10-Q for the three-month period ended September 30, 2004, and are incorporated herein by reference.

4.2	Amended Code of Regulations of the Registrant were filed with Form 10-Q for the three-month period ended September 30, 2004, and are incorporated herein by reference.

4.3	Amended Bylaws of the Registrant were filed with Form 10-Q for the three-month period ended March 31, 2004, and are incorporated herein by reference.

23.1	Consent of BDO Seidman, LLP.

24.1	Powers of Attorney (included on the signature page).